NEWS RELEASE - GENERAL STEEL HOLDINGS, INC. ANNOUNCES APPOINTMENT OF CAO ZHONG KUI, CHAIRMAN OF BAOGANG UNITED STEEL, TO ITS BOARD OF DIRECTORS

BEIJING, China, April 16, 2007 / Xinhua-PRNewswire/ -- General Steel Holdings, Inc. (OTC Bulletin Board: GSHO), China’s first publicly traded steel manufacturer in the US, announced today that Mr. Cao Zhong Kui has joined the company’s board of directors as an independent director.

Mr. Cao has extensive experience in the steel industry. Mr. Cao is currently the chairman of Baogang United Steel, the Shanghai Stock Exchange publicly traded subsidiary of Baotou Iron and Steel Group, one of China’s leading State-owned Enterprise (SOE) steel companies. He has been recognized by the China Securities Regulatory Commission and the State-owned Assets Supervision and Administration of Inner Mongolia for his contributions to the stock right splitting reform for Baogang United Steel. Currently, Mr. Cao is directing the domestic public listing process for Baotou Iron and Steel Group. Previously, Mr. Cao was president and chairman of the board at Baotou Metallurgy Machinery State-owned Asset Management Co., where he successfully reorganized and restructured 46 large and medium-sized state-owned enterprises in Inner Mongolia.

“We are very pleased to welcome Mr. Cao to the board,” said Henry Yu, Chief Executive Officer of General Steel Holdings, Inc. “With his wealth of experience in the steel industry he will add a depth of insight that will be extremely helpful to us as we move toward our goal of becoming China’s largest non-government steel company.”

About General Steel Holdings, Inc.

General Steel Holdings, Inc. through its subsidiary, Tianjin Daqiuzhuang Metal Sheet Co., Ltd., is a leading manufacturer of high quality hot-rolled steel sheets used in the construction of small agricultural and specialty vehicles. Since 1988, it has expanded its operations to ten production lines capable of processing 400,000 tons of 0.7-2.0 mm hot-rolled carbon steel sheets per year. It sells its products through a nation-wide distribution network of 35 distributors and 3 regional sales offices. With 2006 sales exceeding $139 million, it is the largest producer in its product category within China. For more information, visit www.gshi-steel.com.

Information Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Such forward-looking statements may be affected by inaccurate assumptions or by known or unknown risks or uncertainties. Actual results may vary materially from those expressed or implied by the statements herein. For factors that could cause actual results to vary, perhaps materially, from these forward-looking statements, please refer to the Company’s Form 10-K, filed with the Securities and Exchange Commission, and other subsequent filings. Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

Contact:
Ross Warner
General Steel Holdings, Inc.
Tel: (Beijing) 86-10-5879-7346, GMT: +8
Email: ross@gshi-steel.com
Skype: ross.warner.generalsteel